Exhibit 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com

PMC Commercial Trust Announces 2013 First Quarter Financial Results

PMC Commercial Trust

NYSE MKT (Symbol PCC)

www.pmctrust.com

Dallas, TX	May 9, 2013

PMC Commercial Trust (NYSE MKT: PCC) announced first quarter financial results today.

Compared to First Quarter 2012

Our income from continuing operations for the first quarter of 2013 was $1,518,000 or $0.14 per share compared to a loss of $6,000 during the first quarter of 2012. Net income increased to $1,344,000 or $0.12 per share during the first quarter of 2013 compared to a net loss of $155,000 or ($0.01) per share for the first quarter of 2012. The primary reason for the increase in income from continuing operations and net income were (1) an increase in premium income of $707,000 and (2) the elimination of $850,000 of costs related to the evaluation of strategic alternative costs incurred during the first quarter of 2012.

Not including the impact of these strategic alternative costs (1) our income from continuing operations increased $674,000 when comparing the first quarter of 2013 to the first quarter of 2012 and (2) our net income increased $649,000 when comparing the first quarter of 2013 to the first quarter of 2012. The primary reason for the increase in continuing operations and net income during these periods, after adjusting for strategic alternative costs, was the increase in premium income of $707,000.

Compared to Fourth Quarter 2012

Our first quarter 2013 income from continuing operations increased to $1,518,000 or $0.14 per share compared to a loss from continuing operations of $1,902,000 or ($0.18) per share during the fourth quarter of 2012. Net income increased to $1,344,000 or $0.12 per share during the first quarter of 2013 compared to a net loss of $2,082,000 or ($0.20) per share for the fourth quarter of 2012.

The fourth quarter of 2012 loss from continuing operations included:

•	$2,114,000 in severance and related benefits related to the departure of our former CEO.

•	$247,000 in costs associated with the evaluation of strategic alternatives.

•	$1,288,000 in provision for loan losses during the fourth quarter of 2012 which decreased $1,046,000 to $242,000 during the first quarter of 2013.

Not including the impact of the strategic alternative costs and severance and related benefits (1) our income from continuing operations increased $1,059,000 when comparing the first quarter of 2013 to the fourth quarter of 2012 and (2) our net income increased $1,065,000 when comparing the first quarter of 2013 to the fourth quarter of 2012. The primary reason for the increase in continuing operations and net income during these periods, after adjusting for strategic alternative costs and severance and related benefits, was the decrease in provision for loan losses of $1,046,000.

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2013

Management Remarks

Jan F. Salit, Chief Executive Officer, stated, “The first quarter of 2013 has provided us with promising results as we have moved beyond the most challenging year for our company in our 20 year history. Our net income is the highest it has been since the fourth quarter of 2009, our loan volume exceeded $15 million for the quarter and we increased our quarterly dividend from $0.12 per share to $0.125 per share.

We continued our focus on the origination of SBA 7(a) loans. These loans require less capital as we sell the government guaranteed portion, typically 75% of the loan amount, into the secondary market. The secondary market is presently very strong. As a result of the sales, these loans provide us with the highest investment returns of any of our lending products. The SBA 7(a) loans we are originating are primarily secured by real estate, have recourse to/guarantees of the borrowers and are typically in the hospitality industry. In addition, losses on loan liquidations are shared equally between the non-guaranteed portion of the loan and the sold government guaranteed portion of the loan.

We have re-examined the fundamental drivers of our business and looking forward into the remainder of 2013, we anticipate the following:

•

Continued emphasis on SBA 7(a) fundings with an effort to raise the average loan size to take advantage of operating efficiencies. As a result, we expect total SBA 7(a) fundings of between $40 million and $50 million.

•	Renewed emphasis on marketing our Small Business Investment Company loans that meet our underwriting criteria funded through the issuance of SBA debentures.

•

Selective funding of in-house loans, again while maintaining our underwriting standards, based on legacy portfolio run-off and availability of alternative funding sources. Combined with SBA 7(a) and SBIC loan originations, the result being total loan fundings of $55 million to $65 million.

•

The exploration of alternative funding sources to supplement our bank revolver, which increased by $5 million to $40 million on January 1, 2013. We anticipate the extension of our bank revolver which presently matures in June 2014 will also be completed during the year.

•	Continued earnings pressure caused by the historically low level of interest rates affecting our predominately floating rate portfolio.

•	A greater emphasis on the timely liquidating of problem loans. We want to shorten the holding period on real estate owned (REO) with a corresponding reduction in holding costs.

•	Continued exploration of potential opportunities for growth including obtaining alternative sources of leverage and evaluating complementary lines of business.

The strategies outlined above are important to the success of our company and our ability to grow our platform.”

Premium Income

During the first quarter of 2013 we recognized $820,000 in premium income on government guaranteed loan sales of $7,206,000 compared to $113,000 during the first quarter of 2012 on government guaranteed loan sales of $1,258,000. In addition, during the first quarter of 2012 we received proceeds of $4,990,000 on government guaranteed loan sales that did not meet the criteria for gain recognition, and as a result the $490,000 of cash premiums received during the first quarter of 2012 were deferred and will be recognized over the life of the loans. All loan sales during the first quarter of 2013 met the criteria for sales treatment.

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2013

Interest Rate Sensitivity

•	Approximately 53% and 30% of our retained loans at March 31, 2013 were based on LIBOR and the prime rate, respectively.

•	Variable rates have remained stable; however, the base LIBOR charged to our borrowers decreased to 0.28% (set on April 1, 2013) from 0.31% (set on January 1, 2013).

Financial Position

•	Our total assets increased to $256.5 million at March 31, 2013 compared to $247.7 million at December 31, 2012 and $247.3 million at March 31, 2012.

•	Our retained loan portfolio increased to $244.0 million at March 31, 2013 compared to $242.1 million at December 31, 2012 and $237.8 million at March 31, 2012.

•	Our serviced loan portfolio increased to $320.2 million at March 31, 2013 compared to $313.5 million at December 31, 2012 and $299.3 at March 31, 2012.

•	Loan loss reserves increased to $3.7 million at March 31, 2013 from $3.4 million at December 31, 2012.

Loan Originations

•	During the three months ended March 31, 2013, our loans funded were $15.4 million compared to $10.7 million during the three months ended March 31, 2012, an increase of 44%.

•	During the three months ended March 31, 2013, we funded $10.9 million of SBA 7(a) loans compared to $6.6 million during the three months ended March 31, 2012, an increase of 65%.

•	Our pipeline of outstanding loan commitments was $10.7 million at March 31, 2013 compared to $19.5 million at December 31, 2012.

•	We anticipate our 2013 fundings to be between $55 million and $65 million.

Liquidity

•

Our unsecured revolving credit facility (the “Revolver”) matures June 30, 2014. The interest rate is prime less 50 basis points or the 30-day LIBOR plus 2%, at our option. The total amount available under the Revolver is $40 million.

•	We had $15.2 million and $11.9 million outstanding on our Revolver at March 31, 2013 and December 31, 2012, respectively.

Dividends

•	Regular quarterly dividends on our common shares of $0.125 per share were declared in March and paid in April.

•	Since our inception in 1993, we have paid $185.5 million in dividends or $24.525 per common share.

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2013

Financial Position Information

	March 31,	December 31,	Sept. 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(In thousands, except per share information)
Loans receivable, net	$240,671	$238,991	$241,914	$243,759	$235,744
Total assets	$256,454	$247,707	$254,344	$254,853	$247,298
Debt	$105,553	$97,168	$100,544	$101,470	$93,799
Total beneficiaries’ equity	$138,384	$138,326	$141,658	$142,879	$144,982
Total equity	$139,284	$139,226	$142,558	$143,779	$145,882
Shares outstanding	10,596	10,590	10,590	10,590	10,585
Net asset value per share	$13.15	$13.15	$13.46	$13.58	$13.78

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2013

PMC Commercial Trust and Subsidiaries

Comparative Results of Operations

	Three Months Ended March 31,
	2013	2012	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$3,471	$3,398	2%
Premium income	820	113	626%
Other income	224	276	(19%)

Total revenues	4,515	3,787	19%

Expenses:
Interest	812	883	(8%)
Salaries and related benefits	1,019	1,144	(11%)
General and administrative	642	460	40%
Strategic alternatives	—	850	(100%)
Provision for loan losses, net	242	475	(49%)

Total expenses	2,715	3,812	(29%)

Income (loss) before income tax benefit (provision) and discontinued operations, net of tax	1,800	(25)	NM

Income tax benefit (provision)	(282)	19	NM

Income (loss) from continuing operations	1,518	(6)	NM

Discontinued operations, net of tax	(174)	(149)	17%

Net income (loss)	$1,344	$(155)	NM

Basic weighted average shares outstanding	10,591	10,576

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.14	$—
Discontinued operations, net of tax	(0.02)	(0.01)

Net income (loss)	$0.12	$(0.01)

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2013

PMC Commercial Trust and Subsidiaries

Quarterly Operating Results

	Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(In thousands)

Revenues:
Interest income	$3,471	$3,504	$3,561	$3,433	$3,398
Premium income	820	702	796	278	113
Other income	224	244	507	253	276

Total revenues	4,515	4,450	4,864	3,964	3,787

Expenses:
Interest	812	892	887	876	883
Salaries and related benefits	1,019	923	1,091	1,115	1,144
General and administrative	642	634	495	538	460
Strategic alternatives	—	247	1,421	1,352	850
Severance and related benefits	—	2,114	—	—	—
Provision for loan losses	242	1,288	53	118	475

Total expenses	2,715	6,098	3,947	3,999	3,812

Income (loss) before income tax benefit (provision) and discontinued operations, net of tax	1,800	(1,648)	917	(35)	(25)

Income tax benefit (provision)	(282)	(254)	(272)	(58)	19

Income (loss) from continuing operations	1,518	(1,902)	645	(93)	(6)

Discontinued operations, net of tax	(174)	(180)	(172)	(322)	(149)

Net income (loss)	$1,344	$(2,082)	$473	$(415)	$(155)

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2013

Taxable Income

REIT Taxable Income:

REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board in determining the level of dividends to be paid to our shareholders.

The following reconciles net income (loss) to REIT taxable income:

	Three Months Ended
	March 31,
	2013	2012
	(In thousands)

Net income (loss)	$1,344	$(155)
Book/tax differences:
Strategic alternatives	—	850
Severance payments	(6)	(8)
Amortization and accretion	(12)	(157)
Loan valuation	105	405
Impairment losses	108	—
Other, net	32	90

Subtotal	1,571	1,025

Less: taxable REIT subsidiaries net loss (income), net of tax	(525)	58

REIT taxable income	$1,046	$1,083

Distributions declared	$1,325	$1,694

Weighted average common shares outstanding	10,591	10,576

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2013

Combined Taxable Income:

Primarily as a result of the timing differences for gain recognition on secondary market loan sales, our combined REIT taxable income and TRS’s taxable income (net of current income tax expense) is materially different than our net income (loss). The following table reconciles our net income (loss) to our Adjusted Taxable Income, Net of Current Tax Expense:

	Three Months Ended March 31, 2013
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income	$1,344	$819	$525
Book vs. tax timing differences	449	227	222 (1)

Taxable income	1,793	1,046	747
Current income tax expense	(254)	—	(254)

Taxable Income, Net of Current Tax Expense	$1,539	$1,046	$493

	Three Months Ended March 31, 2012
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net loss	$(155)	$(97)	$(58)
Book vs. tax timing differences	1,655	1,180	475 (1)

Taxable income	1,500	1,083	417
Special item (2)	(850)	(850)	—

Taxable Income, adjusted for special item	650	233	417
Current income tax expense	(142)	—	(142)

Adjusted Taxable Income, Net of Current Tax Expense	$508	$233	$275

(1)	Includes $84,000 and $587,000 of timing differences during the three months ended March 31, 2013 and 2012, respectively, related to secondary market loan sales.
(2)	Timing difference related to non-deductible expenses related to strategic alternatives.

Adjusted Taxable Income, Net of Current Tax Expense is defined as reported net income (loss), adjusted for book versus tax timing differences and special items. Special items may include, but are not limited to, unusual and infrequent non-operating items. We use Adjusted Taxable Income, Net of Current Tax Expense to measure and evaluate our operations. We believe that the results provide a useful analysis of ongoing operating trends.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.